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Exhibit 99.1
** NEWS RELEASE **                                       Contact:
                                                         Hot Topic, Inc.
                                                         Mr. Jim McGinty, CFO
                                                         626-839-4681 x2675
                                                         jmcginty@hottopic.com
                                                         ---------------------


                          HOT TOPIC, INC. REPORTS 8.5%
                 FOURTH QUARTER COMPARABLE STORE SALES INCREASE
                    INCLUDING 4.7% COMP INCREASE FOR JANUARY


         CITY of INDUSTRY, CA, February 4, 2004 -- Hot Topic, Inc. (Nasdaq National Market: HOTT) announced net sales for the fourth quarter of fiscal 2003 increased 31% to $194.1 million from net sales of $148.3 million for the thirteen weeks ended February 1, 2003. Comparable store sales for the fourth quarter increased 8.5% from last year.


                                                               Comparable Store
                           Net Sales                            Sales Increase
                                                               This         Last
                      (millions) % Increase                    Year         Year

January                  $33.0        27%                      4.7%        13.7%

Fourth Quarter          $194.1        31%                      8.5%         9.7%

Fiscal Year             $572.0        29%                      7.4%         5.0%



         For more detailed information on January sales results, please call 626-771-0006 to listen to a recorded commentary. Additionally, a conference call to discuss fourth quarter and fiscal year results, business trends and other matters is scheduled for March 3, 2004 at 4:30 PM (ET). The conference call number is 800-370-0869, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 4469206, for approximately 10 days.

         Hot Topic, Inc. is a national mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and 22. Torrid, the Company's second concept, is a mall-based specialty retailer of plus-size fashion-forward apparel and accessories that targets young women principally between the ages of 15 and 29. The Company currently operates 502 Hot Topic stores in 49 states and Puerto Rico, 52 Torrid stores and Internet stores www.hottopic.com and www.torrid.com.

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         Except for the historical information contained herein, this news release contains forward-looking statements, including statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended November 1, 2003 and its Annual Report on Form 10-K for the year ended February 1, 2003. The historical results achieved are not necessarily indicative of the future prospects of the Company.